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EXHIBIT 99.4(w)

Assumption Certificate (Form 0001-IA92)

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                                                                 EXHIBIT 99.4(w)

                          [LOGO OF PACIFIC CORINTHIAN]

       PACIFIC CORINTHIAN LIFE INSURANCE COMPANY, ADMINISTRATIVE OFFICES 10221 WATERIDGE CIRCLE, P.O. BOX 85744, SAN DIEGO, CALIFORNIA 92186-5744
                            TELEPHONE 1-800-735-5535


                             ASSUMPTION CERTIFICATE

Issued To:

This is to certify that, pursuant to the terms of a Reinsurance and Assumption Agreement, the above policy (contract) and all endorsements thereto (herein called the "Policy" ("Contract"), issued by FIRST CAPITAL LIFE INSURANCE COMPANY, a California stock insurance corporation was assumed by PACIFIC CORINTHIAN LIFE INSURANCE COMPANY, a California stock insurance corporation.

This change is effective as of DECEMBER 31, 1992.

All of the terms and conditions of the Policy (Contract) remain unchanged, except that PACIFIC CORINTHIAN LIFE INSURANCE COMPANY shall be the insurer. All premium payments, notices and claims on the Policy (Contract) shall hereafter be made directly to PACIFIC CORINTHIAN LIFE INSURANCE COMPANY as though it had issued the Policy (Contract) originally, at the administrative address indicated above.

YOU SHOULD ATTACH THIS ASSUMPTION CERTIFICATE TO THE POLICY (CONTRACT).

Inquiries concerning the Policy (Contract) should be directed to PACIFIC CORINTHIAN LIFE INSURANCE COMPANY.

IN WITNESS WHEREOF, PACIFIC CORINTHIAN LIFE INSURANCE COMPANY has caused this Assumption Certificate to be signed by its duly authorized officers this 31/st/ day of December, 1992.


                                    PACIFIC CORINTHIAN LIFE INSURANCE
                                    COMPANY

                                    By /s/ MARILEE ROLLER

                                    MARILEE ROLLER, PRESIDENT

Attest:

/s/ AUDREY L. MILFS

Audrey L. Milfs, Secretary

0001-IA92
PC
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